Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 4, 2016, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Telecom Argentina S.A.’s annual report on Form 20-F for the year ended December 31, 2015. We also consent to the incorporation by reference of our report dated March 8, 2017, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the current report on Form 6-K dated March 22, 2017. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/S/ PRICE WATERHOUSE & CO. S.R.L.
Argentina, Autonomous City of Buenos Aires

March 22, 2017